EXHIBIT 99.1

FOR:     TARGET LOGISTICS, INC.

CONTACT: Stuart Hettleman
         (410) 332-1598

KCSA     Joseph A. Mansi / Robert Greenberg
CONTACT: (212) 896-1205 / (212) 896-1265
         jmansi@kcsa.com / rgreenberg@kcsa.com

                                                           FOR IMMEDIATE RELEASE

             TARGET LOGISTIC, INC. REPORTS FISCAL FOURTH QUARTER AND
                                YEAR-END RESULTS

                  OPERATING INCOME INCREASED 450% FOR THE YEAR
                            BALANCE SHEET STRENGTHENS
               TARGET EXPECTS CONTINUED IMPROVEMENT IN FISCAL 2005

BALTIMORE, Md., September 20, 2004 - Target Logistic, Inc. (OTC BB: TARG) today announced results for the fiscal fourth quarter and year ended June 30, 2004.

      The Company said operating revenues for the fiscal fourth quarter ended June 30, 2004 totaled $33,209,696, a 13.3% increase over revenues of $29,321,254 reported for the fiscal fourth quarter ended June 30, 2003. The operating income for the quarter ended June 30, 2004 was $444,391, compared with operating income of $148,148 reported for the fourth quarter of fiscal 2003. The Company reported net income of $222,898, or $0.01 per basic and diluted shares for the fourth quarter, compared with $45,133, or a $0.01 loss per basic share for the fourth quarter ended June 30, 2003.

      Operating revenues for fiscal 2004 increased to $126,089,061, compared with $113,381,199 for the fiscal year ended June 30, 2003, a 11.2% increase. The Company reported operating income of $1,326,732 for fiscal 2004, a 450% increase over operating income of $238,800 reported for fiscal 2003. The Company reported net income of $540,142, or $0.02 per basic and $0.03 diluted shares for the fiscal year ended June 30, 2004, compared with net income of $839,500, or $0.04 per basic and diluted shares for fiscal 2003. Net income for fiscal 2003 includes $1,447,699 in non-recurring reversal of accruals for expenses, accruals for contingencies and accruals for accounts payable of previously closed and sold subsidiaries.

      In announcing the results, Stuart Hettleman, President and Chief Executive Officer of Target Logistics, said, "We are particularly pleased with our continuing growth trend in operating income, with a 450% increase year-over-year. This represents our third consecutive year of operating income growth and a trend we believe will continue through fiscal 2005.

      "We are also very pleased with our fifth consecutive year of operating revenue growth, another trend we believe will continue through fiscal 2005. The growth in operating income and revenues is a direct result of the continuing success of our acquisition strategy and the expansion of our team of sales executives. In addition, our balance sheet strengthened during fiscal 2004."

      Mr. Hettleman concluded, "We remain committed to our strategy of increasing growth in both revenue and operating income, while containing expenses. We believe that this strategy combined with our excellent results will allow Target to increase market share and remain one of the top domestic freight forwarding companies."

      Target Logistics, Inc., provides freight forwarding and logistics services through its wholly-owned subsidiary, Target Logistic Services, Inc.

                               (Tables to follow)

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.

This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.

                             TARGET LOGISTICS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Three Months Ended June 30,
                                                               2004            2003
                                                           ------------    ------------
Operating revenues                                         $ 33,209,696    $ 29,321,254
Cost of transportation                                       22,665,731      19,688,099
                                                           ------------    ------------
Gross profit                                                 10,543,965       9,633,155

Selling, general and administrative expenses ("SG&A"):

        SG&A - Target subsidiary (exclusive forwarder
           commissions)                                       4,351,700       3,944,635

SG&A - Target subsidiary                                      5,398,977       5,183,736
SG&A Corporate                                                  236,695         262,465
        Depreciation and amortization                           112,202          94,171
                                                           ------------    ------------
Selling, general and administrative expenses                 10,099,574       9,485,007

Operating income                                                444,391         148,148
Other income (expense):
Interest (expense)                                              (67,778)        (78,758)

Income before taxes                                             376,613          69,390
        Provision for income taxes                              153,715          24,257
                                                           ------------    ------------
Net income                                                 $    222,898    $     45,133
                                                           ============    ============
Net Income per share attributable to common shareholders
        Basic                                              $       0.01    $      (0.01)
                                                           ============    ============
        Diluted                                            $       0.01    $         --
                                                           ============    ============

Weighted average shares outstanding:
        Basic                                                14,740,427      12,179,002
                                                           ============    ============
        Diluted                                              19,947,208      16,850,538
                                                           ============    ============

                             TARGET LOGISTICS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                            Twelve Months Ended June 30,
                                                               2004             2003
                                                           -------------    -------------
Operating revenues                                         $ 126,089,061    $ 113,381,199
Cost of transportation                                        84,860,655       75,773,354
                                                           -------------    -------------
Gross profit                                                  41,228,406       37,607,845

Selling, general and administrative  expenses ("SG&A"):
        SG&A - Target subsidiary (Exclusive forwarder
           commissions)                                       17,606,032       16,502,352
        SG&A - Target subsidiary                              21,028,782       19,654,757
        SG&A Corporate                                           833,316          783,905
        Depreciation and amortization                            433,544          428,031
                                                           -------------    -------------
Selling, general and administrative expenses                  39,901,674       37,369,045

Operating income                                               1,326,732          238,800

Other income (expense):
        Interest ( expense)                                     (346,517)        (342,590)
        Other income                                                  --        1,447,699
                                                           -------------    -------------

Income before taxes                                              980,215        1,343,909
        Provision for income taxes                               440,073          504,409
                                                           -------------    -------------

Net income                                                 $     540,142    $     839,500
                                                           =============    =============
Net Income per share attributable to common shareholders
        Basic                                              $        0.02    $        0.04
                                                           =============    =============
        Diluted                                            $        0.03    $        0.04
                                                           =============    =============
Weighted average shares outstanding:
        Basic                                                 12,815,859       12,179,002
                                                           =============    =============
        Diluted                                               18,622,651       20,673,589
                                                           =============    =============

                             TARGET LOGISTICS, INC.
                           SELECTED BALANCE SHEET DATA

                                                   June 30,           June 30,
                                                    2004                2003
                                                    ----                ----

Cash and Cash Equivalents                        $ 5,896,878         $ 3,999,045

Total Current Assets                             $27,897,173         $22,414,096

Total Assets                                     $41,175,586         $37,191,252

Current Liabilities                              $23,282,467         $21,550,790

Long Term Indebtedness                           $    74,950         $    61,130

Working Capital                                  $ 4,614,706         $   863,306

Shareholders' Equity                             $17,818,169         $15,579,332

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